 Chordiant Software, Inc.
 Exchange Act File No. 001-34179
The Board of Directors                                    December 17, 2009
KANA Software, Inc.
181 Constitution Drive
Menlo Park, California  94025

RE:  Acquisition of KANA Software, Inc.

Gentlemen/Mesdames:

On behalf of my Board of Directors, I am writing to express our continuing interest in moving forward with a transaction whereby Chordiant Software, Inc. (“Chordiant” or “we”) would acquire all of the outstanding common shares of KANA Software, Inc. (“KANA” or “you”).  Chordiant is willing to pay $1.20 per share for all of the outstanding shares of KANA (for total consideration of approximately $49.5 million), consisting of cash and Chordiant common stock, such stock equaling 19.9% of the current outstanding shares of Chordiant common stock (valued at the average price of Chordiant stock for the 10-day trading period ending five trading days prior to the closing of the proposed transaction).

Our proposal is subject to the completion of five days of confirmatory due diligence regarding KANA (assuming the prompt availability of reasonably requested information), the negotiation of a mutually acceptable merger agreement, the approval by our respective Boards of Directors of such merger agreement, the receipt of KANA shareholder approval, the filing of the appropriate documentation with the Securities and Exchange Commission, and no material adverse change in KANA’s business or financial condition, or its prospects.

We continue to believe that a combination of KANA and Chordiant would represent a compelling value creation opportunity for KANA and Chordiant shareholders, customers and employees.  We hope that you will evaluate this proposal consistent with your fiduciary duties owed to the KANA shareholders.

Our proposal is irrevocable until December 31, 2009.  We look forward to hearing from you.  We remain enthusiastic about this opportunity to work together and we are prepared to devote all the necessary resources to complete this proposed transaction as expeditiously as possible.

Respectfully submitted,

/s/ STEVEN R. SPRINGSTEEL

Steven R. Springsteel
Chairman, President and Chief Executive Officer
Chordiant Software, Inc.

cc:           James Kochman (via email)

Additional Information

Nothing in this letter shall constitute an offer of any securities of Chordiant for sale.  In connection with the proposed transaction described above, if Chordiant and KANA enter into a merger agreement, Chordiant and KANA would file documents with the SEC, including the filing by Chordiant of a registration statement on Form S-4, and the filing by KANA of a related preliminary and definitive proxy statement/prospectus.  Investors and security holders are urged to read the registration statement on Form S-4 and the related preliminary and definitive proxy statement/prospectus when they become available because they will contain important information about the proposed transaction.  Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov and will be available on Chordiant’s website at www.chordiant.com.